Exhibit 10.12

MOBILE IRON, INC.

SECOND AMENDMENT TO OFFER LETTER

This Second Amendment to Offer Letter (the “Amendment”) is made as of December [30], 2008, by and among Mobile Iron, Inc., a Delaware corporation (the “Company”) and Robert Tinker (the “Officer”), and amends the Officer’s original offer letter with the Company dated as of December 20, 2007 and amended as of March 12, 2008 (the “Offer Letter”). Unless otherwise defined herein, the capitalized terms herein shall have the same meanings given them in the Offer Letter.

RECITALS

A. The Company and the Officer are parties to the Offer Letter, which sets forth, among other things, severance benefits provisions.

B. The Company and the Officer wish to amend the Offer Letter to ensure full documentary compliance with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations issued thereunder.

AGREEMENT

In consideration of the mutual promises, covenants and conditions hereinafter set forth, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The first paragraph of Section 6 of the Offer Letter is hereby amended to read in its entirety as follows:

“6) Severance/Vesting Acceleration. In no way limiting the Company’s policy of employment at-will (as described below), if your employment is terminated by the Company without Cause (as defined below), and other than as a result of your death or disability, or your employment is terminated as a result of a Constructive Termination (as defined below) and in either case such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), a “Separation from Service”), the Company will offer certain severance benefits to you as described below. As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property) and resign from all positions you hold with the Company. In addition, as a condition of receiving the severance benefits under this Section 6, you will be required to execute, and allow to become effective, a standard form release agreement releasing any claims you may have against the Company (the “Release”) not later than fifty (50) days following your employment termination in the form provided by the Company. Unless the Release is timely executed by you, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the severance benefits provided for under this letter. In no event will benefits be provided to you until the Release becomes effective. In the event payments are delayed because of the Release Date, the Company will pay you the severance benefits, that you would otherwise have received on or prior to the Release Date, on the first regular payroll pay day following the Release Date, with the balance of the payments being paid as originally scheduled.”

2. Section 6(i) of the Offer Letter is hereby amended to read in its entirety as follows:

“i) If a Constructive Termination of your employment occurs, or your employment is terminated by the Company other than for Cause, as a severance benefit, you will be entitled to continuation of your base salary, payable in two equal payments per month pursuant to the Company’s regular payroll policy, for a period of six (6) month(s), less all applicable deductions and withholdings.”

3. Section 8(b) of the Offer Letter is hereby amended to read in its entirety as follows:

“b) Constructive Termination. For the purposes of this letter, “Constructive Termination” means your resignation of your employment with the Company following the occurrence of any of the following events: (A) a material reduction of 10% or greater in your annual base compensation (except for a reduction in a similar percent applicable to all other members of the Company’s senior management team), (B) without your express written consent, the material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties to another senior executive role within the Company (prior to a Change of Control) with material responsibility and a member of executive staff or a reduction in duties or responsibilities solely by virtue of a Change of Control (as, for example, when the Chief Executive Officer of the Company remains as such for the operations of the Company following a Change of Control Event and is not made the Chief Executive Officer of the acquiring corporation) shall not constitute a “Constructive Termination” or (C) the requirement, without your express written consent, that you relocate more than 50 miles from the then-current Company headquarters; provided that you must give written notice to the Company within sixty (60) days immediately following such event, such event is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and your resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.”

4. A new Section 9 related to compliance with Section 409A is added to the Offer Letter in its entirety as follows:

“9) Code Section 409A. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9 shall be paid in a lump sum to you, and any remaining payments due under the letter shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this letter shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that all of the severance payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.”

5. Except as specifically amended herein, the Offer Letter shall remain in full force and effect.

6. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

The parties hereto have executed this Amendment as of the day and year above first written.

COMPANY:

MOBILE IRON, INC.

By:	/s/ Ajay Mishra

Name:	Ajay Mishra
(print)
Title:	Vice President

Address:

OFFICER:

ROBERT TINKER

/s/ Robert Tinker
(Signature)

Address:

SIGNATURE PAGE TO AMENDMENT TO

OFFER LETTER